WHITEHORSE FINANCE, INC. ANNOUNCES AMENDMENT TO REVOLVING CREDIT FACILITY

NEW YORK, NY, August 14, 2014 – WhiteHorse Finance, Inc. (“WhiteHorse Finance” or the “Company”) (NASDAQ:WHF) today announced that its wholly owned subsidiary, WhiteHorse Finance Warehouse, LLC, amended the terms of its secured revolving credit facility to lower borrowing costs and provide more flexibility.

Specifically, the facility’s reinvestment period was extended by six months to March 27, 2015, with the option for WhiteHorse Finance Warehouse, LLC to extend it by an additional six months to September 27, 2015. The final maturity date was extended by one year to September 27, 2021. In addition, the amendment increases the Company’s ability to borrow on a consolidated basis under certain conditions by reducing certain concentration limitations, and lowers the Company’s consolidated cost of capital through a reduction of its unused line fee by 25 basis points.

The size of the secured revolving credit facility remains unchanged at $150.0 million. The amendment adds an accordion feature which allows for the expansion of the facility up to $200.0 million subject to consent from the lenders and other customary conditions.

Jay Carvell, WhiteHorse Finance’s Chief Executive Officer, commented, “We believe that this amendment will provide us with continued financial flexibility to grow our investment portfolio and execute on our investment objectives. We greatly appreciate the support of Natixis, New York Branch, who serves as our Facility Agent and all of our existing lenders.”

About WhiteHorse Finance, Inc.

WhiteHorse Finance, Inc. is a business development company that originates and invests in loans to privately held small-cap companies across a broad range of industries. The Company’s investment activities are managed by its investment adviser, H.I.G. WhiteHorse Advisers, LLC, an affiliate of H.I.G. Capital, L.L.C. (“H.I.G. Capital”). H.I.G. Capital is a leading global alternative asset manager managing approximately $15 billion of capital as of June 30, 2014 across a number of funds focused on the small and mid-cap markets. For more information about H.I.G. Capital, please visit http://www.higcapital.com. For more information about the Company, please visit http://www.whitehorsefinance.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Source: WhiteHorse Finance, Inc.

WhiteHorse Finance, Inc.
Jay Carvell, 214-855-2999
jcarvell@higwhitehorse.com

or

Gerhard Lombard, 212-506-0500
glombard@higwhitehorse.com

or

William Markert, 214-855-2999

wmarkert@higwhitehorse.com

or

Prosek Partners
Brian Schaffer, 212-279-3115
bschaffer@prosek.com